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Exhibit 99

[EMPIRE DISTRICT ELECTRIC COMPANY LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Janet Watson Secretary—Treasurer 417-625-5108 jwatson@empiredistrict.com

EMPIRE DISTRICT ELECTRIC COMPANY
ANNOUNCES STORM DAMAGE UPDATE AND ESTIMATE

        JOPLIN, MO—May 8, 2003—On Sunday, May 4, 2003, The Empire District Electric Company (NYSE:EDE) service area experienced massive damage as the result of tornadoes. At the height of the storm, approximately 30,000 customers were left without service. As of this morning, service had been restored to all but 2,500 customers.

        The cost of property damage and reconstruction expense is currently estimated to be around $5 million. The extent of insurance reimbursement and the determination of how much of the cost will be considered as construction expenditures are not yet known. The impact on our quarterly earnings per share could be material. However, we do not currently expect the impact on our 2003 results to be material.

        Customers of ours who have damage to their electrical equipment, particularly their meter base, riser, or weatherhead, are encouraged to contact an electrician to have the equipment inspected and repaired, if necessary, to ensure they are ready to receive service.

        We again thank our customers for their patience as we work to restore power. The progress from here to completion will be slower as we continue restoration work and begin the process of picking up single customers.

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Page 2/ Damage Update

        Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing. Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

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  Exhibit 99